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                                                                    EXHIBIT 23.4

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the incorporation by reference in this registration statement of Interim Services Inc. on Form S-4 of our reports dated November 14, 1995 on our audits of the consolidated financial statements and financial statement schedule of Brandon Systems Corporation as of October 1, 1995 and October 2, 1994 and for each of the three years in the period ended October 1, 1995, which reports are included in Brandon's Annual Report on Form 10-K, incorporated by reference in this registration statement. We also consent to the reference to our firm under the caption "Experts."

                                          Coopers & Lybrand L.L.P.

New York, New York
April 23, 1996